EXHIBIT 4
UNITED COMMUNITY BANKS, INC.
DIVIDEND REINVESTMENT AND
SHARE PURCHASE PLAN
      The purpose of this Dividend Reinvestment and Share Purchase Plan (the “Plan”) of United Community Banks, Inc. (the “Company”) is to provide the holders of record of the common stock, $1.00 par value (the “Common Stock”) of the Company, and its successors and assigns, with a simple and convenient method of investing cash dividends and voluntary cash contributions in shares of the Common Stock of the Company without payment of any brokerage commissions. The shares of Common Stock purchased pursuant to the Plan will be authorized but unissued shares or treasury shares obtained from the Company, or, in the discretion of the Company, shares purchased on the open market by SunTrust Bank in its capacity as Administrator of the Plan, or any successor administrator (for purposes of the Plan, references to “Administrator” will refer to SunTrust Bank or any successor Administrator). The terms and conditions of the Plan are set forth as follows:
      1.     Eligibility. All holders of record of Common Stock are eligible to participate in the Plan. Beneficial owners of Common Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, must, if they wish to participate in the Plan, arrange for the holder of record to participate on their behalf or arrange to transfer their beneficial holdings through such other entity or person to direct, registered holdings.
      2.     Enrollment. Any holder of record of Common Stock may elect to become a participant in the Plan (“Participant”) by returning to the Administrator a properly completed enrollment card (the “Enrollment Card”) in the form or forms approved by the Company. By completing and signing the Enrollment Card, the Participant appoints the Administrator as agent for the Participant and:

(i) authorizes the Company to pay to the Administrator for the Participant’s account all cash dividends payable on the shares of Common Stock registered in the Participant’s name, or such lesser amount of shares of Common Stock registered in the Participant’s name as the Participant may specify;

(ii) authorizes the Administrator, as agent, to retain for credit to the Participant’s account such cash dividends, and any Common Stock that is distributed as a non-cash dividend or otherwise on the Participating Stock (as defined in Section 3) credited to the Participant’s account, and to distribute to the Participant any other non-cash dividend paid on such Participating Stock;

(iii) authorizes the Administrator, as agent, to apply such cash dividends to the purchase of shares of Common Stock in accordance with the terms and conditions of the Plan; and

(iv) authorizes the Administrator, as agent, to receive voluntary cash contributions and apply them to the purchase of shares of Common Stock.
      The Enrollment Card provides for the purchase of Common Stock through the following investment options:

(i) full dividend reinvestment directs the Administrator to invest in accordance with the Plan all cash dividends on all shares of Common Stock then or subsequently registered in a Participant’s name; or

(ii) partial dividend reinvestment directs the Administrator to invest in accordance with the Plan the cash dividends on all of the shares held in the Participant’s name that are designated on the Enrollment Card; or

(iii) voluntary cash contributions, with a minimum contribution of $25.00 and a maximum contribution of $30,000.00 per quarter, which directs the Administrator to invest such contributions in Common Stock in accordance with the Plan.

      Participants may change their elections under the Plan at any time by completing a new Enrollment Card and returning it to the Administrator. Participants enrolled in the Plan will be automatically enrolled in any successor plan.
      3.     Account of Participant. After receipt of the properly completed Enrollment Card, the Administrator will open an account under the Plan as agent for the Participant and will credit to such account:

(i) all cash dividends received by the Administrator from the Company on shares of Common Stock registered in the Participant’s name and enrolled in the Plan by the Participant, commencing with the first such dividends paid after receipt of a properly completed Enrollment Card, provided the Enrollment Card is received by the Administrator at least five business days prior to the record date of such dividend;

(ii) all voluntary cash contributions received by the Administrator, commencing with the first Cash Contribution Investment Date (as defined in Section 4) occurring no later than three business days after the later of the Administrator’s receipt of (a) a properly completed Enrollment Card and (b) voluntary cash contributions, in check or money order form, from the Participant in at least the minimum amount accompanied by a properly completed transmittal form;

(iii) all full or fractional shares of Common Stock purchased for the Participant’s account;

(iii) all cash dividends received by the Administrator on any full or fractional Participating Stock;

(iv) any shares of Common Stock distributed by the Company as a dividend or otherwise on Participating Stock; and

(v) any shares of Common Stock transferred by the Participant pursuant to Section 11 of the Plan.
      The shares of Common Stock purchased with reinvested dividends or voluntary cash contributions, received as a non-cash dividend on Participating Stock or transferred by the Participant pursuant to Section 11 of the Plan are referred to collectively as “Participating Stock.”
      The Participant shall have no right to draw checks or drafts against his account or to give instructions to the Administrator in respect to any shares of Participating Stock or cash held therein except as expressly provided in this Plan.
      4.     Reinvestment of Dividends and Investment of Voluntary Cash Contributions.
      (a) Cash dividends and voluntary cash contributions credited to a Participant’s account will be commingled with the cash dividends and voluntary cash contributions credited to all accounts under the Plan. Such dividends and cash contributions will be applied to the purchase of shares of Common Stock:

(i) if pursuant to authorized but unissued shares or treasury stock obtained from the Company, at the average of the high and low sales price of the Common Stock on The Nasdaq Stock Market, or any exchange on which the Common Stock is then traded, on the date when such shares are acquired from the Company (or, if no trade occurred on The Nasdaq Stock Market or any exchange on that date, on the next preceding day when a trade of the Common Stock occurred); or

(ii) if, at the discretion of the Company, pursuant to open market purchases, at a price equal to the average price of all shares of Common Stock purchased in the open market for Plan Participants with respect to a particular dividend payment date or the date the purchases are made with voluntary cash contributions, as the case may be, with the aggregate funds used for such purchases.
      (b) Purchases with reinvested dividends will be made promptly on or after each dividend payment date, subject to Section 4(e).
      (c) Purchases with voluntary cash contributions received by the Administrator will be made twice per week (each such purchase date, a “Cash Contribution Investment Date”), subject to Section 4(e).
      (d) A Participant’s account will be credited with fractional shares computed to four decimal places.

      (e) The Administrator will make every reasonable effort to reinvest all dividends and invest cash contributions promptly on or after each dividend payment date or Cash Contribution Investment Date, as applicable, except when: (i) in the event shares of Common Stock are purchased by the Administrator on the open market, the total funds received by the Administrator are insufficient to purchase a one hundred share “round lot” of Common Stock; or (ii) in the opinion of the Administrator or the Company’s legal counsel, such investments are restricted by any applicable state or federal securities law. In such events, or in any other event in which dividends cannot be reinvested or voluntary cash contributions invested as scheduled, all cash dividends paid to the Administrator for the benefit of Participants and voluntary cash contributions received by the Administrator shall either be invested in shares of Common Stock within 30 days of receipt by the Administrator, or be paid or returned to the Participant.
      (f) All dividends and cash contributions will be held pending investment in a non-interest bearing account maintained by the Administrator.
      (g) Any amount received as a voluntary cash contribution will be returned to the Participant if the Administrator receives a written notice requesting such return at least two business days prior to the next Cash Contribution Investment Date.
      5.     Reports. The Administrator will mail to each Participant, unless otherwise agreed to by the Administrator and the Company, a statement after the investment of each dividend and voluntary cash contribution, statements after other types of account activity and a statement containing annual tax information.
      6.     Brokerage Commissions. Participants will incur no brokerage commissions or service charges for purchases made under the Plan. Any brokerage commissions or service charges for purchases made under the Plan and all other costs of administration of the Plan will be paid by the Company. If the Participant directs the Administrator to sell or cause the sale of shares of the Participant’s Common Stock, or if a fractional share is sold for the account of the Participant, the Participant will be responsible for any brokerage commissions in connection with such sale.
      7.     No Certificates. The Administrator will hold the Participating Stock of all Participants together in its name or in the name of its nominee. No certificates will be delivered to a Participant for Participating Stock except upon written request or upon termination of the Participant’s account or the Plan. A Participant may request certificates for any full shares credited to his or her account at any time. No certificates will be delivered for fractional shares. If a Participant requests certificates but does not terminate participation in the Plan, dividends on such shares will continue to be reinvested in accordance with the Plan.
      8.     Account Name. Accounts under the Plan will be maintained in the name in which the Participant’s certificates are registered when the Participant enrolls in the Plan, and certificates for full shares will be similarly registered when issued to the Participant. Certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and payment by the Participant of any applicable fees and taxes, provided that the Participant makes a written request therefor in accordance with the usual requirements of the Company for the registration of a transfer of Common Stock.
      9.     Taxes. The Administrator will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to each account under the Plan and such information will be provided to the Participant by a duplicate of that form or in a final statement of the account for each calendar year. With respect to foreign Participants whose dividends are subject to United States income tax withholding and with respect to Participants subject to the backup withholding requirements, the Administrator will comply with all applicable Internal Revenue Service requirements concerning the amount of tax to be withheld from the dividends prior to reinvestment. Participants remain liable for any taxes payable on reinvested dividends or voluntary cash contributions.
      10.     Proxy Solicitation; Voting of Common Stock. The Administrator will promptly forward or arrange for the forwarding of any proxy solicitation materials and other shareholder communications to the Participant. The Administrator will vote any Participating Stock that it holds for the Participant’s account, or cause its nominee holding such Participating Stock to vote, in accordance with the Participant’s directions. If a

Participant returns a signed proxy to the Administrator or its nominee without directing how such shares are to be voted, the Administrator or nominee will vote such shares on any proposal in accordance with the Company’s recommendations.
      11.     Transfers of Common Stock to Administrator. The Participant may transfer any Common Stock held of record in his or her name to the Administrator or the Administrator’s nominee and such shares will be held by the Administrator for the Participant’s account as Participating Stock subject to the terms and conditions of this Agreement.
      12.     Termination of Plan Account or Withdrawal of Shares. A Participant may terminate his or her account or withdraw some of the shares credited to the Plan account at any time by giving a written notice of termination or withdrawal of shares to the Administrator. Any such notice of termination or withdrawal of shares received by the Administrator less than five business days prior to a dividend record date will not become effective until dividends paid in relation to such record date have been invested.
      Notice of termination from the Participant will be treated as a request for the withdrawal of any uninvested voluntary cash contributions. Any amount received as a voluntary cash contribution will be returned to the Participant if the Administrator receives a written notice requesting such return, or a notice of termination, at least two business days prior to the next Cash Contribution Investment Date.
      When a Participant terminates his or her participation in the Plan, or upon termination of the Plan by the Company or of a particular Participant’s participation in the Plan, certificates for full shares of Participating Stock will be issued and a cash payment will be made for any fraction of a share. Upon request, the Administrator will sell full shares of Participating Stock of a Participant and pay the proceeds of such sale to the Participant after deducting customary brokerage commissions. Any fractional interests in shares will be aggregated and sold with those of other terminating Participants. The proceeds to each Participant will be the average sales price of all shares so aggregated and sold, less customary brokerage commissions.
      If the Participant disposes of all shares of Common Stock registered in his name, such disposition will be considered an act of termination.
      13.     Notices. The Participant shall notify the Administrator promptly in writing of any change of address. Notices or statements from the Administrator to the Participant may be given or made by letter addressed to the Participant at his last address of record with the Administrator and any such notice or statement shall be deemed given or made when received by the Participant or two days after mailing, whichever occurs earlier.
      14.     Expenses of Administrator. In addition to any payments made by the Company to the Administrator to administer the Plan, the Company will either pay directly or reimburse the Administrator for the reasonable costs of printing and distributing Plan literature to record holders of Common Stock, forwarding proxy solicitation materials to Participants, and mailing confirmations of account transactions, account statements and other notices to Participants and reasonable clerical expenses associated therewith.
      15.     Duties and Responsibilities. Neither the Company, the Administrator, its nominee(s) nor their respective agents shall be liable hereunder for any act or omission to act by the Company, the Administrator, its nominee or their respective agents for any action taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate the Participant’s account upon the Participant’s death prior to receipt of written notice of such death accompanied by documentation satisfactory to the Administrator; (b) with respect to the prices at which shares of Common Stock are either purchased or sold for the Participant’s account or the time of or terms on which such purchases or sales are made; or (c) the market value or fluctuations in market value after purchase of shares of Common Stock credited to the Participant’s account. The Company further agrees to indemnify and hold harmless the Administrator and its nominee(s) from all taxes, charges, expenses, assessments, claims and liabilities, and any costs incident thereto, arising under federal or state law from the Company’s acts or omissions to act in connection with this Plan; provided that neither the Administrator, its nominees nor their respective agents may be indemnified against any liability for claims arising out of the Administrator’s, its nominee’s or their respective agents’ own willful misfeasance, bad faith, negligence or reckless disregard of their duties under the Plan. The Administrator may at any time resign by giving written notice to the Company, or may be removed by the Company. If a vacancy occurs in this position, the Company will appoint a successor administrator.
      16.     Rights Offering. If a Participant is entitled to participate in a rights offering, his or her entitlement will be based upon the Participant’s total holdings, including the shares of Participating Stock credited to him or her under the Plan. Rights certificates, if any, will only be issued for whole shares.
      17.     Amendment and Termination of the Plan; Successor Plans. Notwithstanding any other provision of the Plan, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time, either with respect to all Participants or particular Participants. All Participants affected will receive notice of any such amendments, termination, suspensions or modifications, but any such amendments, termination, suspensions or modifications shall be effective upon adoption, even prior to the time a Participant is deemed to have received notice. In the event the Company terminates the Plan or a particular Participant’s participation in the Plan, Participating Stock and uninvested voluntary cash distributions will be returned in accordance with Section 12. Participants enrolled in the Plan will be automatically enrolled in any successor plan.
      18.     Interpretation. The Company has the authority to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. Any such interpretation or regulation will be final.
      19.     Governing Law. The Enrollment Card provided for herein is made by this reference a part of this Plan, and the Plan and the accounts of Participants maintained by the Administrator under this Plan shall be governed by and construed in accordance with the internal laws of the State of Georgia.
      20.     Limitation of Account Registrations. The Company reserves the right to limit or combine account registrations with identical taxpayer identifications. In addition, the Company reserves the right to terminate or deny enrollment of any shareholder who participates in a manner abusive of the purpose and intent of the Plan as determined by the Company or in a manner deemed by the Company not to be in the best interests of shareholders generally.
      As approved by the Board of Directors of United Community Banks, Inc. on this 21st day of April, 2005.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent

Jimmy C. Tallent
President and Chief Executive Officer